News Release

FREYR Battery Reports Third Quarter 2024 Results

New York, Oslo, and Newnan, GA, November 6, 2024, FREYR Battery, Inc. (NYSE: FREY) (“FREYR” or the “Company”), a developer of sustainable clean energy capacity and solutions, today reported financial results for the third quarter of 2024.
Results Overview, Financing, and Liquidity
•FREYR reported a net loss attributable to stockholders for the third quarter of 2024 of $(27.5) million, or $(0.20) per diluted share compared to a net loss for the third quarter of 2023 of $(9.8) million or $(0.07) per diluted share. The increase in net loss in the third quarter of 2024 was primarily due to a $1.1 million warrant liability fair value adjustment for the three months ended September 30, 2024, compared to $24.4 million for the three months ended September 30, 2023, and a restructuring charge of $4.5 million for the three months ended September 30, 2024 compared to none for the three months ended September 30, 2023.
•As of September 30, 2024, FREYR had cash, cash equivalents, and restricted cash of $184.1 million, and no debt.
1 | News Release | FREYR Battery, Inc. | www.freyrbattery.com/news-and-media

FREYR BATTERY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	September 30, 2024	December 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$181,851	$253,339
Restricted cash	2,202	22,403
Prepaid assets	2,838	2,168
Other current assets	12,583	34,044
Total current assets	199,474	311,954

Property and equipment, net	368,342	366,357
Intangible assets, net	2,700	2,813
Long-term investments	21,819	22,303
Right-of-use asset under operating leases	22,640	24,476
Other long-term assets	10	4,282
Total assets	$614,985	$732,185

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,080	$18,113
Accrued liabilities and other	21,254	30,790
Share-based compensation liability	19	281
Total current liabilities	31,353	49,184

Warrant liability	721	2,025
Operating lease liability	16,775	18,816
Other long-term liabilities	27,446	27,444
Total liabilities	76,295	97,469

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized, none issued and outstanding as of both September 30, 2024 and December 31, 2023	—	—
Common stock, $0.01 par value, 355,000 shares authorized as of both September 30, 2024 and December 31, 2023; 140,490 issued and outstanding as of September 30, 2024; and 139,705 issued and outstanding as of December 31, 2023	1,405	1,397
Additional paid-in capital	929,324	925,623
Accumulated other comprehensive loss	(34,035)	(18,826)
Accumulated deficit	(358,004)	(274,999)
Total stockholders' equity	538,690	633,195

Non-controlling interests	—	1,521
Total equity	538,690	634,716

Total liabilities and equity	$614,985	$732,185
2 | News Release | FREYR Battery, Inc. | www.freyrbattery.com/news-and-media

FREYR BATTERY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Operating expenses:
General and administrative	$18,515	$27,772	$61,386	$85,405
Research and development	8,616	7,086	30,854	18,295
Restructuring charge	4,507	—	4,644	—
Share of net loss of equity method investee	150	153	484	208
Total operating expenses	31,788	35,011	97,368	103,908
Loss from operations	(31,788)	(35,011)	(97,368)	(103,908)

Other income (expense):
Warrant liability fair value adjustment	1,096	24,399	1,294	23,248
Interest income, net	1,074	1,284	3,627	6,042
Foreign currency transaction (loss) gain	(110)	(3,213)	1,245	20,546
Other income, net	2,172	2,537	7,806	6,103
Total other income	4,232	25,007	13,972	55,939
Loss before income taxes	(27,556)	(10,004)	(83,396)	(47,969)
Income tax expense	—	—	(11)	(341)
Net loss	(27,556)	(10,004)	(83,407)	(48,310)
Net loss attributable to non-controlling interests	81	219	402	517
Net loss attributable to stockholders	$(27,475)	$(9,785)	$(83,005)	$(47,793)

Weighted average shares outstanding - basic and diluted	140,490	139,705	140,102	139,705
Net loss per share attributable to stockholders - basic and diluted	$(0.20)	$(0.07)	$(0.59)	$(0.34)

Other comprehensive (loss) income:
Net loss	$(27,556)	$(10,004)	$(83,407)	$(48,310)
Foreign currency translation adjustments	5,973	6,134	(15,209)	(48,009)
Total comprehensive loss	$(21,583)	$(3,870)	$(98,616)	$(96,319)
Comprehensive loss attributable to non-controlling interests	81	219	402	517
Comprehensive loss attributable to stockholders	$(21,502)	$(3,651)	$(98,214)	$(95,802)

3 | News Release | FREYR Battery, Inc. | www.freyrbattery.com/news-and-media

FREYR BATTERY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine months ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(83,407)	$(48,310)
Adjustments to reconcile net loss to cash used in operating activities:
Share-based compensation expense	6,449	7,859
Depreciation and amortization	7,028	1,922
Reduction in the carrying amount of right-of-use assets	1,282	1,005
Warrant liability fair value adjustment	(1,294)	(23,248)
Share of net loss of equity method investee	484	208
Foreign currency transaction net unrealized gain	(1,075)	(19,346)
Other	—	(929)
Changes in assets and liabilities:
Prepaid assets and other current assets	13	1,672
Accounts payable, accrued liabilities and other	(429)	28,401
Operating lease liability	(1,626)	(3,212)
Net cash used in operating activities	(72,575)	(53,978)

Cash flows from investing activities:
Proceeds from the return of property and equipment deposits	22,735	—
Proceeds from property related grants	—	3,500
Purchases of property and equipment	(34,683)	(168,811)
Investments in equity method investee	—	(1,655)
Purchases of other long-term assets	—	(1,000)
Net cash used in investing activities	(11,948)	(167,966)

Cash flows from financing activities:
Payment for non-controlling interest	(4,130)	—
Net cash used in financing activities	(4,130)	—

Effect of changes in foreign exchange rates on cash, cash equivalents, and restricted cash	(3,036)	(13,240)
Net decrease in cash, cash equivalents, and restricted cash	(91,689)	(235,184)
Cash, cash equivalents, and restricted cash at beginning of period	275,742	563,045
Cash, cash equivalents, and restricted cash at end of period	$184,053	$327,861

Supplementary disclosure for non-cash activities:
Accrued purchases of property and equipment	$6,133	$11,187

Reconciliation to condensed consolidated balance sheets:
Cash and cash equivalents	$181,851	$299,419
Restricted cash	2,202	28,442
Cash, cash equivalents, and restricted cash	$184,053	$327,861

4 | News Release | FREYR Battery, Inc. | www.freyrbattery.com/news-and-media

Investor contact:
Jeffrey Spittel
Senior Vice President, Investor Relations and Corporate Development
jeffrey.spittel@freyrbattery.com
Tel: (+1) 409-599-5706
Media contact:
Amy Jaick
Global Head of Communications
amy.jaick@freyrbattery.com
Tel: (+1) 973 713-5585
5 | News Release | FREYR Battery, Inc. | www.freyrbattery.com/news-and-media